Exhibit 10.1

October 1, 2015
Patrick Keran
1337 Sea Village Drive
Cardiff By The Sea, CA 92007

Dear Patrick:

I am delighted to offer you the position of General Counsel and Vice President for SeaSpine. In this position you will report to me, Keith Valentine, President and CEO for SeaSpine. Your start date is expected on or before Friday, October 30. The following letter will outline some important details of the offer.

The salary for this position is $325,000 annually, paid in bi-weekly installments. Your position is exempt making you ineligible for overtime. In addition you will be eligible for an annual cash incentive targeted at 50% your base salary and an initial long-term equity incentive award of up to 60,000 stock options, subject to the terms of the SeaSpine discretionary incentive program which is currently being finalized. Payment of the bonus is subject to SeaSpine achieving its performance targets, which shall be developed in the near future, and to meeting your individual performance objectives, which will initially be established by me. For the year 20LS you will be eligible for a prorated incentive as of September 1, 2015. This will be paid after the 2015 financials are completed, but no later than the 15th of March 2016.

As a SeaSpine employee you will be eligible for our benefits program that is provided to all SeaSpine employees. Details of this program will be provided to you under separate cover.

If you are separated from SeaSpine for any reason other than "for cause," but not upon death or disability, you will be entitled to severance equal to 1 times your base salary at the time of separation. For the purposes of this letter, cause will be defined as (i) committed an act of fraud, embezzlement, misappropriation, or gross misconduct; (ii) unlawfully harassing or discriminating against the Company's employees, customers or vendor in violation of the Company's policies; (iii) the employee's unlawful use or possession of illegal drugs on the Company premises or while performing the duties un this Agreement; or (iv) any conduct which constitutes a felony under applicable law.

Additionally, SeaSpine will provide you a Change in Control (CIC) severance agreement subject to various terms and conditions provided in the agreement. Your severance in a CIC will be equal to two (2) times your base salary, if you are separated from SeaSpine within a twelve (12) month period post CIC and specifically due to the change in control. Also, if separation occurs, all outstanding unvested stock options will be accelerated to be fully vested at the time of separation, according to the terms of the stock option agreement.

In order to be eligible to receive the foregoing benefits, you must timely execute a general waiver and release, which includes certain representations, in a form ascribed by SeaSpine, and such general waiver and release must become effective in accordance with its terms.
Any severance payment will be provided to you in a single lump-sum on the 30th day following your termination date, but only after receipt by the Company of the employee's general release.

Although SeaSpine anticipates a mutually beneficial employment relationship, it is expressly understood and agreed that your employment is "at will." Under this relationship, SeaSpine may, at any time, decide to end an individual's employment with our without cause or prior notifications. Accordingly, we have no agreement that your employment will continue for any particular period of time. Likewise you have the right to end your employment at any time.

As a condition of your employment with SeaSpine, you will furnish and will continue to furnish SeaSpine with all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986. You will also be required to sign SeaSpine's Confidentiality and Invention Assignment Agreement. Such documentation must be provided to SeaSpine within ten (10) business days of the start date, or our employment relationship with you may be terminated.

To acknowledge acceptance of this offer and the above outlined contingencies, please sign in the space provided below and return a copy to me. This offer will expire on October 15, 2015, at 5PM and the offer described herein will be deemed rescinded by SeaSpine.

If you have any questions regarding this letter or its contents, please feel free to address them to me.

Patrick we are so excited to have you part of the SeaSpine team!

Sincerely,

/s/ Keith Valentine
Keith Valentine
President and CEO
SeaSpine

Acknowledgement

/s/ Patrick Keran October 5, 2015
Patrick Keran Date